EXHIBIT E

Montevideo, July 27, 2026

República Oriental del Uruguay

Ministry of Economy and Finance

Colonia 1089 – Third Floor

11100 Montevideo

Uruguay

Attention: Unidad de Gestion de Deuda

Telephone No.: (598) 2 1712 2785

Email: debtinfo@mef.gub.uy

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic”) in connection with the preparation and filing by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) of registration statement No. 333-270970, as amended, and a registration statement pursuant to Rule 462(b) under the Securities Act filed on the date hereof (the “July 2026 Rule 462(b) Registration Statement” and, together with registration statement No. 333-270970, the “Registration Statements”) pursuant to which the Republic proposes to issue and sell from time to time up to US$1,666,725,999.08 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities.

In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement;

(ii)

the Indenture dated as of October 27, 2015, among the Republic and The Bank of New York Mellon, as trustee (the “Indenture”), a form of which is incorporated by reference as an exhibit to the Registration Statements;

(iii)	the forms of the Debt Securities included as exhibits to the Indenture;

(iv)

all relevant provisions of the Constitution of the Republic and all relevant laws and orders of the Republic, under which the issuance of the Debt Securities has been authorized (English translations of which are attached as exhibits hereto), including, but not limited to:

1. the Constitution of the Republic, in particular Articles 85(6) and 196;

2. Law Nº 19,924 enacted on December 18, 2020, Article 696, and the subsequent amendments introduced by the Law Nº 20446 enacted on December 16, 2025, Article 682;

3. Law Nº 19,924 enacted on December 18, 2020, Article 699, and the subsequent amendments introduced by the Law Nº 20446 enacted on December 16, 2025, Article 678;

4. Law Nº 19,924 enacted on December 18, 2020, Articles 697 and 700;

5. Law Nº 19,924 enacted on December 18, 2020, Article 701, and the subsequent amendments introduced by the Law Nº 20446 enacted on December 16, 2025, Article 683;

6. Law Nº 20446 enacted on December 16, 2025, Article 679; and

(v)	All such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the present laws of the Republic, the Debt Securities, when duly executed and delivered by the Republic, authenticated pursuant to the Indenture and delivered as contemplated by the Registration Statements, will constitute valid and legally binding obligations of the Republic; provided that each series of Debt Securities shall require the promulgation of a Decree by the Executive Power of the Republic specifically authorizing the issuance of such Debt Securities and setting forth the terms thereof, including the maximum aggregate principal amount of such Debt Securities, which must comply with limits established by applicable law.

I hereby consent to the filing of this opinion Exhibit E to the July 2026 Rule 462(b) Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Luciana Velázquez
Dra. Luciana Velázquez
Counsel of the Ministry of Economy and Finance of
República Oriental del Uruguay

EXHIBITS

NATIONAL CONSTITUTION (English translation of excerpt)

Article 85. It is within the scope of the General Assembly:

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

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Law Nº 19,924.

English Translation

https://www.impo.com.uy/bases/leyes/19924-2020

Article 696.

For the purposes of the provisions of paragraph 6 of Article 85 of the Constitution of the Republic, the Central Government is authorized to contract a total net debt for Fiscal Year 2026, expressed in indexed units (UI), which may not exceed the equivalent of 25,115,000,000 UI (twenty-five billion one hundred fifteen million indexed units).

Annually, in the Accountability sessions, the Executive Power must submit a proposed net debt ceiling in UI for the following fiscal year, with the last authorized limit remaining in effect until the new legal debt limit is approved.”

Article 697.

For the purposes of article 696 of this law, the net public debt of the Central Government is understood to be the total issuance of market public debt securities and loan disbursements from financial institutions and multilateral credit organizations, deducting amortizations and contractual cancellations or advances of public debt titles and loans, as well as the variation of financial assets of the Central Government during the fiscal year.

Article 699.

(Safeguard Clause).- In the event of situations of severe economic slowdown, substantial changes in relative prices, emergency situations, or disasters of national scale, the maximum annual debt level established in each budget period may be increased by up to 30% (thirty percent), reporting to the General Assembly, without this altering the limit set for the following fiscal year.

The Ministry of Economy and Finance shall report to the Autonomous Fiscal Council and appear before the General Assembly within a period not exceeding thirty calendar days after the safeguard clause is invoked, in order to explain the reasons for its activation.

The Executive Power shall regulate this article.”

Article 700.

The evaluation of compliance with the provisions of article 696 of this law, at the end of each fiscal year, will be carried out once the figures corresponding to the last quarter of the respective year are available, reporting to the General Assembly of the Legislative Power.

Article 701.

For the purposes of controlling the maximum amounts of annual net indebtedness referred to in Article 696 of this Law, gross indebtedness, debt amortizations, and financial assets denominated in national currency and other than the indexed unit (UI) shall be valued in their UI equivalent on the corresponding date, using the official values of the indexed units reported by the National Institute of Statistics.

Gross indebtedness, debt amortizations, and financial assets denominated in foreign currencies shall be valued in their UI equivalent on the corresponding date, using the official exchange rates reported by the Central Bank of Uruguay and the official value of the UI reported by the National Institute of Statistics.” Statistics”.

Law Nº 20,446.

English translation

https://www.impo.com.uy/bases/leyes/20446-2025

Article 679.

(Electoral Discipline Clause) – Should the accountability report stipulated in Article 211 of Law No. 19,889 of July 9, 2020, as amended by Article 677 of this Law, for the final year of the government’s term, reveal a failure to meet the previously defined annual target, the Ministry of Economy and Finance shall submit to Parliament, along with the Draft Accountability Report and Budget Execution Balance to be presented for that year, a report detailing the reasons for the non-compliance, as well as defining the convergence mechanisms provided for in the aforementioned article.

In the event that the safeguard clause established in Article 699 of Law No. 19,924 of December 18, 2020, as amended by Article 678 of this Law, is invoked during an election year, the Ministry of Economy and Finance must appear before the General Assembly or the Standing Committee, as appropriate, within fifteen calendar days of its invocation, to explain the reasons for activating the clause, and must also report to the Autonomous Fiscal Council as provided for in the aforementioned Article 699.

In election years, the safeguard clause may only be invoked up to thirty calendar days before the national election (paragraph 1 of section 9 of Article 77 of the Constitution of the Republic). Furthermore, during those years, the percentage by which the maximum annual debt may be increased, as stipulated in Article 699, shall be up to 20% (twenty percent).

The provisions of this article are without prejudice to the application of the escape clause provided for in Article 682 of this law.

The provisions contained in articles 697 to 701 of Law No. 19,924 of December 18, 2020 will be applicable, as pertinent.

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